Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS Q2 EARNINGS

AND PROVIDES UPDATED EARNINGS GUIDANCE FOR FISCAL 2014

•	Q2 Fiscal 2014 Diluted EPS of $0.24, a decrease from last year’s Q2 Diluted EPS of $0.44 and in line with updated guidance of $0.23-$0.24 per share provided on April 10, 2014, but lower than prior guidance of $0.35-$0.40 provided on January 30, 2014

•	Q2 Fiscal 2014 Adjusted Diluted EPS of $0.26, a decrease from last year’s Q2 Adjusted Diluted EPS of $0.44 and in line with updated guidance of $0.25-$0.26 per share provided on April 10, 2014, but lower than prior guidance of $0.37-$0.42 provided on January 30, 2014

•	First six months Fiscal 2014 Diluted EPS of $0.55, a decrease from last year’s first six months Diluted EPS of $0.73

•	First six months Fiscal 2014 Adjusted Diluted EPS of $0.59, a decrease from last year’s first six months Adjusted Diluted EPS of $0.73

•	Projected full year Fiscal 2014 Diluted EPS of $1.53-$1.66, compared to Fiscal 2013 full year Diluted EPS of $1.78, and compared to prior Diluted EPS guidance of $1.61-$1.79. Projected full year Fiscal 2014 Adjusted Diluted EPS of $1.49-$1.62, compared to Fiscal 2013 full year Adjusted Diluted EPS of $1.69, and compared to prior Adjusted Diluted EPS guidance of $1.72-$1.90.

•	On April 23, 2014 the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share payable June 27, 2014.

Philadelphia, PA, April 24, 2014 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2014, which ended March 31, 2014, and updated its earnings guidance for fiscal 2014.

DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2014 RESULTS	Page 2

Second Quarter Fiscal 2014 Financial Results

•	Net income for the second quarter of fiscal 2014 was $3.2 million, a decrease compared to net income of $5.9 million for the second quarter of fiscal 2013. Diluted earnings per share for the second quarter of fiscal 2014 was $0.24, a decrease compared to $0.44 for the second quarter of fiscal 2013. This second quarter fiscal 2014 diluted earnings per share performance was in line with the Company’s updated guidance of $0.23-$0.24 per share provided on April 10, 2014, but lower than its prior guidance range of $0.35-$0.40 provided in its January 30, 2014 press release.

•	Net income for the second quarter of fiscal 2014 includes other charges of approximately $0.3 million, net of tax, or $0.02 per diluted share, related to the Company’s planned relocations of its headquarters and distribution facilities. Adjusted diluted earnings per share, which is presented in the financial tables at the end of this press release and excludes these charges, was $0.26 for the second quarter of fiscal 2014, a decrease compared to $0.44 for the second quarter of fiscal 2013. This second quarter fiscal 2014 adjusted diluted earnings per share performance was in line with the Company’s updated guidance of $0.25-$0.26 per share provided on April 10, 2014, but lower than its prior guidance range of $0.37-$0.42 provided in its January 30, 2014 press release.

•	Adjusted EBITDA was $10.5 million for the second quarter of fiscal 2014, a decrease compared to $13.7 million of Adjusted EBITDA for the second quarter of fiscal 2013. Adjusted EBITDA before other charges was $10.6 million for the second quarter of fiscal 2014, a decrease compared to $13.7 million of Adjusted EBITDA before other charges for the second quarter of fiscal 2013.

•	Net sales for the second quarter of fiscal 2014 decreased 6.5% to $126.1 million from $134.9 million for the second quarter of fiscal 2013. The decrease in sales for the second quarter of fiscal 2014 compared to fiscal 2013 resulted primarily from a decrease in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores. The net sales of $126.1 million for the second quarter were below the low end of the Company’s guidance range of $131 to $134 million provided in January 2014.

•	Comparable sales for the second quarter of fiscal 2014 decreased 5.1% compared to a comparable sales increase of 1.6% for the second quarter of fiscal 2013. The comparable sales decrease of 5.1% for the second quarter of fiscal 2014 was below the low end of the Company’s guidance range for a comparable sales change of between a decrease of 1% and an increase of 2%. Adjusting for the calendar timing shift, the Company’s calendar-adjusted comparable sales decreased 5.6% for the second quarter of fiscal 2014 and increased 2.4% for the second quarter of fiscal 2013. The Company’s Internet sales increased 0.6% for the second quarter of fiscal 2014 on a reported basis, and increased 4.7% in the second quarter of fiscal 2013.

First Six Months of Fiscal 2014 Financial Results

•	Net income for the first six months of fiscal 2014 was $7.5 million, a decrease compared to net income of $9.7 million for the first six months of fiscal 2013. Diluted earnings per share for the first six months of fiscal 2014 was $0.55, a decrease compared to $0.73 for the first six months of fiscal 2013.

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•	Net income for the first six months of fiscal 2014 includes other charges of approximately $0.5 million, net of tax, or $0.04 per diluted share, related to the Company’s planned relocations of its headquarters and distribution facilities. Adjusted diluted earnings per share was $0.59 for the first six months of fiscal 2014, a decrease compared to $0.73 for the first six months of fiscal 2013.

•	Adjusted EBITDA was $21.8 million for the first six months of fiscal 2014, a decrease compared to $24.5 million of Adjusted EBITDA for the first six months of fiscal 2013. Adjusted EBITDA before other charges was $22.1 million for the first six months of fiscal 2014, a decrease compared to $24.5 million of Adjusted EBITDA before other charges for the first six months of fiscal 2013.

•	Net sales for the first six months of fiscal 2014 decreased 3.4% to $260.9 million from $270.1 million for the first six months of fiscal 2013. The decrease in sales for the first six months of fiscal 2014 compared to fiscal 2013 resulted primarily from a decrease in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores.

•	Comparable sales for the first six months of fiscal 2014 decreased 2.1% compared to a comparable sales increase of 1.9% for the first six months of fiscal 2013. Adjusting for the calendar timing shift, the Company’s calendar-adjusted comparable sales decreased 2.2% for the first six months of fiscal 2014 and increased 3.1% for the first six months of fiscal 2013. The Company’s Internet sales increased 2.6% for the first six months of fiscal 2014 on a reported basis, and increased 11% for the first six months of fiscal 2013.

Retail Locations

The tables below summarize store opening and closing activity for the second quarter and first six months of fiscal 2014 and 2013, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. The growth in the number of leased department locations at March 31, 2014 compared to March 31, 2013 resulted predominantly from the increase in the number of leased departments operated in buybuy BABY® stores. As of March 31, 2014, the Company operates leased departments in 85 buybuy BABY stores, an increase from the 14 leased departments operated in buybuy BABY stores as of March 31, 2013.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2014 RESULTS	Page 4

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Store Openings (1)
Total	6	8	11	10
Multi-Brand Store Openings	—	4	2	6

Store Closings (1)
Total	23	16	29	22
Closings Related to Multi-Brand Store Openings	—	5	3	7

Period End Retail Location Count (1)
Stores	578	613	578	613
Leased Department Locations	1,328	1,262	1,328	1,262

Total Retail Locations (1)	1,906	1,875	1,906	1,875

(1)	Excludes international franchised locations.

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
International Franchised Location Openings
Stores	—	—	—	1
Shop-in-Shop Locations	1	3	8	22

Total International Franchised Location Openings	1	3	8	23

International Franchised Location Closings (1)
Stores	1	—	1	1
Shop-in-Shop Locations	116	—	118	1

Total International Franchised Location Closings	117	—	119	2

Period End International Franchised Location Count
Stores	19	16	19	16
Shop-in-Shop Locations	13	124	13	124

Total International Franchised Locations	32	140	32	140

(1)	As previously announced, the Company’s franchise relationship with its India franchisee ended in March 2014 as a result of the Company being unable to reach mutual agreement on acceptable renewal terms with its India franchisee. International franchised location closings for the second quarter and six months ended March 31, 2014 include one store and 116 shop-in-shop locations operated by the Company’s India franchisee.

In November 2013, the Company announced its planned expansion into Mexico through an international franchise agreement with El Puerto de Liverpool, S.A.B. de C.V. (“Liverpool”), the largest department store company in Mexico. Through this franchise relationship, Destination Maternity will introduce its Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity® brands into Mexico, with the first franchised locations opening by the end of April 2014. Destination Maternity brands will initially be sold through shop-in-shops in Liverpool department stores throughout Mexico, with plans to open freestanding Destination Maternity stores in Mexico later in 2014 and beyond.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2014 RESULTS	Page 5

Comparable Sales Data

Comparable sales data (which includes Internet sales) for the second quarter and first six months of fiscal 2014 and 2013 is presented in the table below.

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	% increase (decrease)		% increase (decrease)
Comparable Sales
Reported basis	(5.1)%	1.6%	(2.1)%	1.9%
Adjusted for calendar timing shift	(5.6)%	2.4%	(2.2)%	3.1%

Refer to the section entitled “Days Adjustment Calendar Shift” later in this press release for a description of calendar-adjusted comparable sales.

Dividend

The Company’s Board of Directors declared a regular quarterly cash dividend of $0.20 per share, payable June 27, 2014 to stockholders of record at the close of business on June 6, 2014.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “We are disappointed in our sales and earnings results for the second quarter. Our sales for the quarter were considerably weaker than planned. We believe the primary driver of this sales weakness was the adverse weather conditions across much of the United States during the quarter, which included significantly colder than normal temperatures and much more inclement weather than normal, with numerous periods of snow and icy conditions which suppressed store traffic for us and many retailers in many regions of the United States. These extreme weather conditions adversely impacted sales, particularly sales of Spring merchandise, which represent a significantly larger percentage of our total sales for the second fiscal quarter than do sales of Fall merchandise. We believe that our weaker than planned sales results also reflect the continued challenging overall economic environment which has affected many retailers in recent months. Our sales for the quarter were well below the low end of our expected sales range and, as a result of this sales shortfall, our earnings

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for the second quarter, although in line with our updated guidance of April 10, 2014, were below the low end of our prior earnings guidance range that we provided in our January 30, 2014 press release, and significantly lower than our second quarter fiscal 2013 earnings.

“Our total sales of $126.1 million for the second quarter were below the low end of our sales guidance range of $131 to $134 million provided in our January 30, 2014 press release, primarily due to our reported comparable sales decrease of 5.1%, which was below the low end of our guidance range for a comparable sales change of between a decrease of 1% and an increase of 2% for the quarter.

“We are pleased that we have seen a significant improvement in our sales trend thus far in April compared to our second quarter sales performance.”

Relocations of Corporate Headquarters and Distribution Operations

“As we announced in September 2013, we are very excited about our plans to relocate our corporate headquarters and distribution operations from Philadelphia, Pennsylvania to southern New Jersey. We will soon be starting the interior renovations to the office building in Moorestown, New Jersey that will house our new corporate headquarters, which will provide a more modern, spacious, bright and open office environment for our headquarters team members. On March 28, 2014 we had the groundbreaking ceremony for our new, build-to-suit, state-of-the-art distribution facility in Florence, New Jersey. We plan to relocate our corporate headquarters in late 2014 and our distribution operations in early/mid 2015.

“We expect to close on the sale of our current headquarters/distribution facility by the end of fiscal 2014, and expect to realize a gain from the sale of this facility. We will also incur some, predominantly non-cash, charges to earnings in fiscal 2014 and 2015 related to the closure of our existing facilities and the preparation for occupancy of our new facilities. We project that our “other charges (income),” including both the projected gain on the sale of our current headquarters/distribution facility, and the charges associated with the facilities relocations, will be: (1) approximately $0.8 million of pretax income, or approximately $0.5 million income after tax ($0.04 per diluted share) for fiscal 2014, and (2) approximately $0.5 million of pretax expense, or approximately $0.3 million expense after tax ($0.02 per diluted share) for fiscal 2015. We project that, once we are operating in both our new headquarters and new distribution center facilities, which we expect to begin during the middle of fiscal 2015, our ongoing annualized after-tax earnings benefit from the relocations will be approximately $0.10 per diluted share, and our ongoing annualized after-tax cash benefit from the relocations will be approximately $4 million.

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2014 RESULTS	Page 7

“Capital expenditures associated with the relocations are planned at between $25 to $27 million for fiscal 2014, with nearly $4 million of this amount expected to be offset by construction allowance contributions from our landlord. Additionally, we expect approximately $10 million of capital expenditures for the relocations in fiscal 2015.”

Financing and Related Activities

“We continue to use our strong free cash flow to generate shareholder value. In fiscal 2013 we repaid the remaining $15.3 million principal amount of our debt. This completed a dramatic decrease in our debt from $118 million to $0 over a seven-year period through use of our operating cash flow. Given our strong balance sheet, and the strong profitability and cash flow generation of our Company, we increased our regular quarterly cash dividend, beginning with our March 2014 dividend payment, to further enhance the total return to our stockholders. Our regular quarterly cash dividend of $0.20 per share paid March 28, 2014 was a 6.7% increase from our previous quarterly dividend rate of $0.1875 per share and represents an annual dividend rate of $0.80 per share compared to our previous annual rate of $0.75 per share.”

Guidance for Fiscal 2014

“Looking forward, we are confident that we can continue to improve our sales performance and position our Company for future growth, by continuing to enhance our merchandise assortments, merchandise presentation, store environment and customer experience, and by continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.”

“Our financial guidance for the full year fiscal 2014 is as follows:

•	Net sales in the $528 to $535 million range, representing a projected sales decrease of between 1.0% and 2.3% compared to fiscal 2013 net sales of $540.3 million. This sales guidance range is based on a projected comparable sales change of between a decrease of 1.0% and an increase of 0.5%.

•	Gross margin for fiscal 2014 is expected to increase between 60 and 100 basis points compared to the fiscal 2013 gross margin of 53.9%.

•	Total selling, general and administrative expenses (SG&A) are planned to increase between 0% and 2% compared to fiscal 2013 SG&A of $252.0 million. The projected increase in SG&A for the full year reflects additions of talent to drive sales and other inflationary wage and wage related expense increases, and increased marketing and advertising expenses, partially offset by continued tight expense controls.

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•	Other charges (income) related to the Company’s previously announced relocations are projected to be a net pretax income amount of approximately $0.8 million, reflecting a projected gain on sale of the Company’s current headquarters/distribution facility of $3.2 million, partially offset by projected non-cash accelerated depreciation and amortization expense of $1.1 million, with the remainder consisting primarily of non-cash pre-opening rent expense for the new facilities. This net “other income” is projected to be approximately $0.04 per diluted share (after tax).

•	Operating income in the $34.0 to $36.9 million range, a projected decrease of between 2% and 9% compared to fiscal 2013 operating income of $37.5 million. Operating income before other charges is projected in the $33.1 to $36.0 million range, a projected decrease of between 4% and 12% versus fiscal 2013.

•	Diluted earnings per share of between $1.53 and $1.66 per share for fiscal 2014, a projected decrease of between 7% and 14% compared to diluted earnings per share of $1.78 per share for fiscal 2013. Projected diluted earnings per share for fiscal 2014 includes a net after-tax other income amount of approximately $0.04 per diluted share related to the Company’s planned relocations and sale of its current corporate headquarters and distribution center building. Diluted earnings per share for fiscal 2013 includes a reduction of state income tax expense, net of federal expense, of $0.09 per diluted share. The Company’s prior diluted earnings per share guidance range provided on January 30, 2014 was $1.61-$1.79.

•	Adjusted diluted earnings per share is projected to be between $1.49 and $1.62 per share for fiscal 2014, a projected decrease of between 4% and 12% compared to adjusted diluted earnings per share of $1.69 per share for fiscal 2013. The Company’s prior Adjusted diluted earnings per share guidance range provided on January 30, 2014 was $1.72-$1.90. A reconciliation between diluted earnings per share and Adjusted diluted earnings per share is provided in the financial tables at the end of this press release.

•	Adjusted EBITDA in the $52.1 to $55.0 million range, a projected change of between a decrease of 4% and increase of 2% compared to the fiscal 2013 Adjusted EBITDA of $54.0 million. Adjusted EBITDA before other charges is projected in the $53.4 to $56.3 million range, a projected change of between a decrease of 1% and an increase of 4% versus fiscal 2013.

•	Open 21 to 23 new stores during the year, including 5 to 6 new multi-brand Destination Maternity nameplate stores, and close approximately 49 to 54 stores, with 9 to 10 of these planned store closings related to openings of new Destination Maternity nameplate stores.

•	Capital expenditures planned at between $48 and $53 million compared to fiscal 2013 capital expenditures of $15.1 million. Excluding approximately $25 to $27 million of planned fiscal 2014 capital expenditures associated with the relocations, capital expenditures are planned at between $23 and $26 million, compared to fiscal 2013 capital expenditures of $15.1 million. Excluding capital expenditures associated with the relocations, after deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $18 and $21 million, compared to $12.7 million in fiscal 2013. Our planned capital expenditures include significant investments for the relocations of our headquarters and distribution operations, store enhancements, store remodels, relocations and new stores, as well as continued investments in information systems and technology.

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•	Inventory at fiscal 2014 year end planned to be approximately 3% higher than fiscal 2013 year end.

•	Given these assumptions, the Company expects capital expenditures to exceed net cash provided by operating activities by between $1 and $9 million for the full year fiscal 2014. Excluding the approximately $25 to $27 million of capital expenditures related to the relocations of our corporate headquarters and distribution operations, projected full year fiscal 2014 free cash flow (defined as net cash provided by operating activities minus capital expenditures) is between $17 and $24 million, a projected decrease from fiscal 2013 free cash flow of $27.1 million due to higher planned capital expenditures. Based on the Company’s current quarterly dividend rate of $0.20 per share, the dividend will use approximately $10.8 million of cash flow for fiscal 2014, and is projected to use approximately $11.0 million on an annualized basis.

“Our financial guidance for the third quarter of fiscal 2014 is as follows:

•	Net sales in the $138 to $142 million range.

•	A projected comparable sales change of between a decrease of 1% and an increase of 2% on a reported basis.

•	Diluted earnings per share of between $0.53 and $0.62 per share, compared to diluted earnings per share of $0.64 for the third quarter of fiscal 2013.

•	Adjusted diluted earnings per share of between $0.56 and $0.65 per share, compared to adjusted diluted earnings per share of $0.64 for the third quarter of fiscal 2013.”

Company Strategy

Mr. Krell added, “As we plan and execute our business for both this year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all of our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

•	Increase omnichannel comparable sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing;

•	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus;

•	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time; and

•	Continue to close underperforming stores.

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3.	Grow our business in a profitable manner, through:

•	International expansion;

•	Potential growth in our leased department and licensed relationships;

•	Increased utilization of the Internet to drive sales, focusing on both direct Internet sales and enhanced digital marketing initiatives to drive store sales as part of our omnichannel strategy;

•	Selective new store openings and relocations in the U.S. and Canada; and

•	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Serve the maternity apparel customer like no one else can, by maintaining and intensifying our primary focus on delivering great maternity apparel product and service in each of our brands and store formats.”

Mr. Krell concluded, “We remain focused on driving improvement in our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation, store environment and customer experience. Our progress in these sales-driving initiatives is evidenced by our previous six consecutive quarters of comparable sales increases up until this most recent quarter, and we believe we are well positioned to continue to manage our business through this uncertain consumer environment, to continue to improve our sales performance, and to continue to make progress towards our key corporate goals.”

Days Adjustment Calendar Shift

Destination Maternity reports sales on a calendar quarter basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal quarter starts on a Sunday and ends on a Saturday. Thus, for each calendar quarter, there is a “days adjustment calendar shift” which may help or hurt reported calendar quarter sales and comparable sales due to different days of the week typically contributing more sales than other days of the week. In order to quantify and eliminate the effect on reported comparable sales results of the “days adjustment calendar shift”, the Company also presents comparable sales on a calendar-adjusted basis. For the second quarter of fiscal 2014, calendar-adjusted comparable sales were measured for the period Wednesday January 1, 2014 through Monday March 31, 2014 compared to the period Wednesday January 2, 2013 through Monday April 1, 2013. The Company estimates the calendar shift favorably

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DESTINATION MATERNITY REPORTS SECOND QUARTER FISCAL 2014 RESULTS	Page 11

impacted its reported comparable sales for the second quarter of fiscal 2014 by approximately 0.5 percentage points. Thus, calendar-adjusted comparable sales for the second quarter of fiscal 2014 decreased 5.6%, compared to the reported comparable sales decrease of 5.1%. For the first six months of fiscal 2014, calendar-adjusted comparable sales were measured for the period Tuesday October 1, 2013 through Monday March 31, 2014 compared to the period Tuesday October 2, 2012 through Monday April 1, 2013. The Company estimates the calendar shift favorably impacted its reported comparable sales for the first six months of fiscal 2014 by approximately 0.1 percentage point. Thus, calendar-adjusted comparable sales for the first six months of fiscal 2014 decreased 2.2%, compared to the reported comparable sales decrease of 2.1%. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the second quarter of fiscal 2013 by approximately 0.8 percentage points, primarily as a result of having one less day in the quarter versus the second quarter of fiscal 2012, due to 2012 being a leap year. The Company estimates the calendar shift unfavorably impacted its reported comparable sales for the first six months of fiscal 2013 by approximately 1.2 percentage points, primarily as a result of: (1) having one less Saturday versus the first six months of fiscal 2012, and (2) having one less day versus the first six months of fiscal 2012 due to the leap year in 2012.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2014 earnings and future financial guidance. You can participate in this conference call by calling (877) 299-4454 in the United States and Canada or (617) 597-5447 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “90838489.” In the event that you are unable to participate in the call, a replay will be available through Thursday, May 8, 2014 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is “25192278.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of March 31, 2014, Destination Maternity operates 1,906 retail locations, including 578 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and 1,328 leased department locations, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby

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by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea and Mexico. As of March 31, 2014, Destination Maternity has 32 international franchised locations, including 19 Destination Maternity branded stores and 13 shop-in-shop locations. The Company expects its first franchised locations in Mexico to open by the end of April 2014, pursuant to its franchise agreement with El Puerto de Liverpool, S.A.B. de C.V., the largest department store company in Mexico.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to generate sufficient free cash flow to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

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DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except percentages and per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net sales	$126,053	$134,859	$260,891	$270,123
Cost of goods sold	57,535	61,879	121,218	125,975

Gross profit	68,518	72,980	139,673	144,148
Gross margin	54.4%	54.1%	53.5%	53.4%
Selling, general and administrative expenses (SG&A)	62,417	63,026	126,306	127,275
SG&A as a percentage of net sales	49.5%	46.7%	48.4%	47.1%
Store closing, asset impairment and asset disposal expenses	312	272	442	734
Other charges	410	—	793	—

Operating income	5,379	9,682	12,132	16,139
Interest expense, net	99	127	204	327
Loss on extinguishment of debt	—	—	—	9

Income before income taxes	5,280	9,555	11,928	15,803
Income tax provision	2,033	3,678	4,422	6,084

Net income	$3,247	$5,877	$7,506	$9,719

Net income per share – basic	$0.24	$0.44	$0.56	$0.73

Average shares outstanding – basic	13,458	13,273	13,415	13,231

Net income per share – diluted	$0.24	$0.44	$0.55	$0.73

Average shares outstanding – diluted	13,565	13,402	13,564	13,373

Supplemental information:
Net income, as reported	$3,247	$5,877	$7,506	$9,719
Add: other charges, net of tax	255	—	494	—
Add: loss on extinguishment of debt, net of tax	—	—	—	6

Adjusted net income	$3,502	$5,877	$8,000	$9,725

Adjusted net income per share – diluted	$0.26	$0.44	$0.59	$0.73

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2014	September 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,274	$24,555
Trade receivables, net	10,680	12,463
Inventories	90,576	86,546
Deferred income taxes	8,583	8,012
Prepaid expenses and other current assets	10,485	6,927

Total current assets	136,598	138,503
Property, plant and equipment, net	56,131	53,447
Other assets	17,133	16,031

Total assets	$209,862	$207,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$—	$—
Accounts payable	16,048	23,810
Accrued expenses and other current liabilities	41,628	39,417

Total current liabilities	57,676	63,227
Deferred rent and other non-current liabilities	25,759	22,121

Total liabilities	83,435	85,348
Stockholders’ equity	126,427	122,633

Total liabilities and stockholders’ equity	$209,862	$207,981

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	September 30,	March 31,
	2014	2013	2013
Cash and cash equivalents	$16,274	$24,555	$13,803
Restricted cash	—	—	2,082
Inventories	90,576	86,546	85,752
Property, plant and equipment, net	56,131	53,447	50,694
Line of credit borrowings	—	—	—
Total debt	—	—	1,830
Net cash (1)	16,274	24,555	14,055
Stockholders’ equity	126,427	122,633	111,908

(1)	Net cash represents cash and cash equivalents and restricted cash minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended March 31,
	2014	2013
Operating Activities
Net income	$7,506	$9,719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,552	6,170
Stock-based compensation expense	1,849	1,496
Loss on impairment of long-lived assets	355	688
Gain on disposal of assets	(39)	(4)
Loss on extinguishment of debt	—	9
Deferred income tax (benefit) provision	(1,432)	(1,061)
Amortization of deferred financing costs	99	102
Changes in assets and liabilities:
(Increase) decrease in:
Trade receivables	1,784	(1,882)
Inventories	(4,030)	3,001
Prepaid expenses and other current assets	(3,557)	(1,852)
Other non-current assets	(467)	42
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(5,170)	1,475
Deferred rent and other non-current liabilities	4,068	125

Net cash provided by operating activities	8,518	18,028

Investing Activities
Capital expenditures	(9,607)	(5,951)
Proceeds from sale of property, plant and equipment	69	—
Additions to intangible assets	(948)	(188)

Net cash used in investing activities	(10,486)	(6,139)

Financing Activities
(Decrease) increase in cash overdraft	(751)	232
Increase in restricted cash	—	(2,082)
Repayment of long-term debt	—	(13,427)
Deferred financing costs paid	—	(906)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(1,795)	(615)
Cash dividends paid	(5,305)	(4,725)
Proceeds from exercise of stock options	211	492
Excess tax benefit from exercise of stock options and restricted stock vesting	1,321	576

Net cash used in financing activities	(6,319)	(20,455)

Effect of exchange rate changes on cash and cash equivalents	6	(7)

Net Decrease in Cash and Cash Equivalents	(8,281)	(8,573)
Cash and Cash Equivalents, Beginning of Period	24,555	22,376

Cash and Cash Equivalents, End of Period	$16,274	$13,803

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Net income	$3,247	$5,877	$7,506	$9,719
Add: income tax provision	2,033	3,678	4,422	6,084
Add: interest expense, net	99	127	204	327
Add: loss on extinguishment of debt	—	—	—	9

Operating income	5,379	9,682	12,132	16,139
Add: depreciation and amortization expense	3,794	3,081	7,552	6,170
Add: loss on impairment of long-lived assets	315	195	355	688
Less: gain on disposal of assets	(82)	(14)	(39)	(4)
Add: stock-based compensation expense	1,065	803	1,849	1,496

Adjusted EBITDA (1)	10,471	13,747	21,849	24,489
Add: other charges (2)	130	—	233	—

Adjusted EBITDA before other charges	$10,601	$13,747	$22,082	$24,489

Net sales	$126,053	$134,859	$260,891	$270,123

Operating income margin (operating income as a percentage of net sales)	4.3%	7.2%	4.7%	6.0%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	8.3%	10.2%	8.4%	9.1%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	8.4%	10.2%	8.5%	9.1%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) (gain) loss on disposal of assets; and (iv) stock-based compensation expense.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, for the second quarter and six months ended March 31, 2014, excludes accelerated depreciation expense of $280 and $560, respectively, included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Consolidated Statement of Income

For the Twelve Months Ended March 31, 2014

(in thousands, except percentages and per share data)

(unaudited)

Net sales	$531,027
Cost of goods sold	244,541

Gross profit	286,486
Gross margin	54.0%
Selling, general and administrative expenses (SG&A)	251,057
SG&A as a percentage of net sales	47.3%
Store closing, asset impairment and asset disposal expenses	1,149
Other charges (1)	793

Operating income	33,487
Interest expense, net	409
Income before income taxes	33,078
Income tax provision	11,348

Net income	$21,730

Net income per share – basic	$1.63

Average shares outstanding – basic	13,364

Net income per share – diluted	$1.61

Average shares outstanding – diluted	13,534

Supplemental information:
Net income	$21,730
Add: other charges, net of tax (1)	494
Less: recognition of state income tax benefits resulting from regulation changes	(1,216)

Adjusted net income	$21,008

Adjusted net income per share – diluted	$1.55

(1)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges,

and Operating Income Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

For the Twelve Months Ended March 31, 2014

(in thousands, except percentages)

(unaudited)

Net income	$21,730
Add: income tax provision	11,348
Add: interest expense, net	409

Operating income	33,487
Add: depreciation and amortization expense	13,806
Add: loss on impairment of long-lived assets	453
Add: loss on disposal of assets	493
Add: stock-based compensation expense	3,124

Adjusted EBITDA	51,363
Add: other charges (1)	233

Adjusted EBITDA before other charges	51,596

Net sales	$531,027

Operating income margin (operating income as a percentage of net sales)	6.3%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	9.7%
Adjusted EBITDA margin before other charges (adjusted EBITDA before other charges as a percentage of net sales)	9.7%

(1)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $560 included in depreciation and amortization expense above.

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted

(unaudited)

	Projected for the Year Ending September 30, 2014	Actual for the Year Ended September 30, 2013
Net income per share – diluted (1)	$1.53 to 1.66	$1.78
Less: per share effect of other income (2)	(0.04)	—
Add: per share effect of loss on extinguishment of debt	—	0.00
Less: per share effect of recognition of state income tax benefits resulting from regulation changes	—	(0.09)

Adjusted net income per share - diluted (1)	$1.49 to 1.62	$1.69

(1)	Projected net income and projected adjusted net income per share – diluted for the year ending September 30, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Represents projected gain on sale of the Company’s current headquarters/distribution facility, partially offset by projected charges related to the Company’s planned relocations of its headquarters and distribution operations.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share - Diluted

to Adjusted Net Income Per Share – Diluted

(unaudited)

	Projected for the Third Quarter Ending June 30, 2014	Actual for the Third Quarter Ended June 30, 2013
Net income per share – diluted (1)	$0.53 to 0.62	$0.64
Add: per share effect of other charges (2)	0.03	—

Adjusted net income per share - diluted (1)	$0.56 to 0.65	$0.64

(1)	Projected net income and projected adjusted net income per share – diluted for the third quarter ending June 30, 2014 are based on approximately 13.6 million projected average diluted shares outstanding.
(2)	Represents charges related to the Company’s planned relocations of its headquarters and distribution operations.

Reconciliation of Net Income to Adjusted EBITDA

and Adjusted EBITDA Before Other Charges

(in millions, unaudited)

	Projected for the Year Ending September 30, 2014 (1)	Actual for the Year Ended September 30, 2013 (1)
Net income	$20.8 to 22.6	$23.9
Add: income tax provision	12.7 to 13.8	13.0
Add: interest expense, net	0.4	0.5
Add: loss on extinguishment of debt	—	0.0

Operating income	34.0 to 36.9	37.5
Add: depreciation and amortization expense	16.0	12.4
Add: loss on impairment of long-lived assets and (gain) loss on disposal of assets	(1.9)	1.3
Add: stock-based compensation expense	4.0	2.8

Adjusted EBITDA	52.1 to 55.0	54.0
Add: other charges (2)	1.3	—

Adjusted EBITDA before other charges	$53.4 to 56.3	$54.0

(1)	Components do not add to total due to rounding.
(2)	Other charges, related to the Company’s planned relocations of its headquarters and distribution operations, excludes $1.1 million in fiscal 2014 representing accelerated depreciation and amortization expense (included in depreciation and amortization expense above) and $(3.2) million representing projected gain on sale of the Company’s current headquarters/distribution facility (included in gain on disposal of assets above).

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